Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Biostar Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Biostar Pharmaceuticals, Inc. dated August 28, 2013 of our report dated March 27, 2012 (except for Note 6 to the consolidated financial statements which is as of April 11, 2013) with respect of the consolidated financial statements of Biostar Pharmaceuticals, Inc. as of and for the year ended December 31, 2011, which appears in the Annual Report on the Form 10-K of Biostar Pharmaceuticals, Inc. for the year ended December 31, 2012 as filed with the U.S. Securities and Exchange Commission on April 15, 2013.

/s/ Mazars CPA Limited Certified Public Accountants
Hong Kong
August 28, 2013